Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Biologic Products Holdings, Inc.:

We consent to the use of our reports dated February 23, 2017, with respect to the consolidated balance sheets of China Biologic Products, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG Huazhen LLP

Beijing, China

July 21, 2017